Filed Pursuant to Rule 433
Registration No. 333-133809
Registration No. 333-133809-04

STRUCTURED PRODUCTS SYNDICATE Cell: 1-704-756-0182
World Omni (WOART) 2008-A
Jt-Leads: CS/Wac Co-Mgrs: BAS, BAR, DB, Scotia **100% POT**

Cls	Amt ($mm)	Rtgs (M/S)	WAL	Bmrk		Sprd	Yld	Cpn	$Px
A-1	266.000	P-1/A-1+	0.31	IntL	+	9	2.922	2.922	100-00
A-2	336.000	Aaa/AAA	1.05	1mL	+	100		1mL+100	100-00
A-3a	210.000	Aaa/AAA	2.15	SWPS	+	130	3.979	3.94	99.98600
A-3b	107.000	Aaa/AAA	2.15	1mL	+	130		1mL+130	100-00
A-4	181.000	Aaa/AAA	3.30	SWPS	+	175	4.787	4.74	99.99898
B	70.588	**** NOT OFFERED ****

•	CS is B&D
•	Half of each class of Class A Notes is expected to be sold by the Depositor directly to Toyota Motor Credit Corporation or one or more of its affiliates
•	Prime retail auto loans; 95% Toyota collateral
•	Pxing speed: 1.50% ABS, 10% call
•	1st payment: 05/15/08

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